Exhibit 99.1

Grindr Inc. Reports Second Quarter 2025 Revenue Growth of 27%
Second Quarter 2025 Revenue of $104 Million
Net Income of $17 Million, Net Income Margin of 16%
Adjusted EBITDA of $45 Million and Adjusted EBITDA Margin of 43%

LOS ANGELES, CA – August 7, 2025 – Grindr Inc. (NYSE: GRND) (“Grindr” or the “Company”), the Global Gayborhood in Your PocketTM, today posted its financial results for the quarter ended June 30, 2025 in a Letter to Shareholders. The Letter to Shareholders can be accessed on Grindr’s Investor Relations website: https://investors.grindr.com/.
“Grindr delivered another strong quarter keeping us firmly on track to achieve our 2025 outlook,” said George Arison, Chief Executive Officer of Grindr. “We are delivering on our performance objectives while continuing to execute at a high level on our product innovation and AI roadmaps. Grindr has a unique set of assets and capabilities that position us to build a leading AI-native consumer platform, which we believe allows us to maintain our competitive advantage and long-term shareholder value.”

For more on Grindr’s AI-native approach, a supplemental investor presentation has been posted on Grindr’s Investor Relations website, https://investors.grindr.com/.
Earnings Webcast Information
Grindr will host a live webcast today at 2:00 p.m. Pacific Time to discuss the financial results of the Company’s second quarter 2025. The webcast of the conference call can be accessed as follows:

Event: Grindr Second Quarter 2025 Earnings Conference Call
Date: Thursday, August 7, 2025
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investors.grindr.com/

An archived webcast of the conference call will also be accessible on Grindr’s Investor Relations page, https://investors.grindr.com/.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including our guidance for 2025. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements regarding our intentions, beliefs, current expectations or projections concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. In some cases, you can identify these forward-looking statements by the use of terminology such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained in this press release reflect our current views about our business and future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ materially from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth in or contemplated by the forward-looking statements:
•our ability to retain existing users and add new users;
•the impact of the regulatory environment and complexities with compliance related to such environment, including maintaining compliance with privacy, data protection, and online safety laws and regulations, as well as laws that may apply to any new products or services we introduce, including in the health and wellness sector;
•our ability to address privacy concerns and protect systems and infrastructure from cyber-attacks and prevent unauthorized data access;
•our ability to identify and consummate strategic transactions including strategic partnerships, acquisitions, or investments in complementary products, services, or technologies, including outside of our core product; and our ability to realize the intended benefit of such transactions;
•our success in retaining or recruiting directors, officers, key employees, or other key personnel, and our success in managing any changes in such roles;
•our ability to respond to general economic conditions;
•competition in the dating and social networking products and services industry, and the performance and functionality of our app;
•our ability to adapt to changes in technology and user preferences in a timely and cost-effective manner;
•our ability to successfully adopt generative artificial intelligence (“AI”) and machine learning (“ML”) processes and algorithms into our daily operations, including by deploying generative AI and ML into our products and services;
•our dependence on the integrity of third-party systems and infrastructure;
•our ability to protect our intellectual property rights from unauthorized use by third parties;
•whether the concentration of our stock ownership and voting power limits our stockholders’ ability to influence corporate matters;
•the timing, price, and quantity of repurchases of shares of our common stock under our repurchase program, and our ability to fund any such repurchases;
•our expectations for strong growth in the upcoming year and long-term prospects and potential; and
•the effects of macroeconomic and geopolitical events on our business, such as health epidemics, pandemics, natural disasters, the impacts of changing tariff policies and trade tensions, and wars or other regional conflicts.
In addition, statements that “Grindr believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subjects as of the date of any such statement. These statements are based upon information available to us as of the date they are made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise our forward-looking statements, whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause our future results, performance, or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” included under Part I, Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended, and in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on any forward-looking statements, which are based only on information currently available to us.
Non-GAAP Financial Measures
We use Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow conversion, which are non-GAAP measures, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA adjusts for the impact of items that we do not consider indicative of the operational performance of our business. We define Adjusted EBITDA as net income (loss) excluding income tax provision; interest expense, net; depreciation and amortization; stock-based compensation expense; gain in fair value of warrant liability; and severance expense, litigation-related costs, and other items, in each case that are unrelated to our core ongoing business operations. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period.
Our management uses this measure internally to evaluate the performance of our business and this measure is one of the primary metrics by which management and other employees are compensated. We exclude the above items as some are non-cash in nature and others may not be representative of normal operating results. While we believe that Adjusted EBITDA and Adjusted EBITDA Margin are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with U.S. GAAP.
A reconciliation of net income (loss) and net income (loss) margin to Adjusted EBITDA and Adjusted EBITDA margin for the three and six months ended June 30, 2025 and 2024, are presented below. We are not able to estimate net income (loss) or net income (loss) margin on a forward-looking basis or reconcile the guidance provided for Adjusted EBITDA margin to net income (loss) margin on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA margin. In particular, the measures and effects of our stock-based compensation related to equity grants that are directly impacted by unpredictable fluctuations in our share price. The variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Reconciliation of net income (loss) to Adjusted EBITDA
Net income (loss)	$16,638	$(22,424)	$43,657	$(31,830)
Interest expense, net	3,564	6,669	7,439	13,854
Income tax provision	4,654	4,965	9,205	7,645
Depreciation and amortization	3,068	4,235	6,545	8,354
Litigation-related costs (1)	754	661	980	1,083
Stock-based compensation expense	16,529	7,721	27,476	15,590
Severance expense (2)	—	—	499	58
Change in fair value of warrant liability (3)	—	35,118	(9,905)	53,798
Adjusted EBITDA	$45,207	$36,945	$85,896	$68,552
Revenue	$104,220	$82,345	$198,158	$157,690
Net income (loss) margin	16.0%	(27.2)%	22.0%	(20.2)%
Adjusted EBITDA Margin	43.4%	44.9%	43.3%	43.5%

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(1)Litigation-related costs that are unrelated to our core ongoing business operations primarily represent external legal fees associated with outstanding litigation or regulatory matters outside of the ordinary course, such as fees incurred in connection with the potential Norwegian Data Protection Authority fine and CWA unionization.

(2)Severance expense relates to severance incurred for employees who elected not to relocate or participate in our multi-phase return-to-office plan and other severance arrangements.
(3)Change in fair value of warrant liability relates to the warrants that were remeasured upon exercise or redemption. In February 2025, we completed the redemption of all warrants outstanding as of the redemption date.
Free Cash Flow and Free Cash Flow Conversion
Free cash flow is an indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after capitalized software development costs and purchases of property and equipment, that can be used to repay debt obligations and/or for strategic initiatives. We define free cash flow as net cash provided by operating activities less capitalized software, development costs, and purchases of property and equipment. Free cash flow conversion is calculated by dividing free cash flow for a period by Adjusted EBITDA for the same period. Free cash flow and free cash flow conversion do not represent our residual cash flow available for discretionary purposes and do not reflect our future contractual commitments. A reconciliation of net cash provided by operating activities and operating cash flow conversion to free cash flow and free cash flow conversion, respectively, for the three and six months ended June 30, 2025 and 2024, are presented below.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Reconciliation of net cash provided by operating activities to free cash flow
Net cash provided by operating activities	$37,518	$15,850	$61,311	$36,299
Less:
Capitalized development software costs and purchases of property and equipment	(880)	(1,696)	(1,508)	(2,844)
Free cash flow	$36,638	$14,154	$59,803	$33,455

Operating cash flow conversion (1)	225.5%	(70.7)%	140.4%	(114.0)%
Free cash flow conversion	81.0%	38.3%	69.6%	48.8%
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(1)Operating cash flow conversion represents net cash provided by operating activities as a percentage of net income (loss).

Trademarks
This press release may contain trademarks of Grindr. Solely for convenience, trademarks referred to in this press release may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that Grindr will not assert, to the fullest extent under applicable law, its rights to these trademarks.
About Grindr Inc.
With more than 14.5 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your PocketTM, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190+ countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015, Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.

Investors:
IR@grindr.com

Media:
Press@grindr.com